EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
PROVIDES UPDATE ON MARKETING OF EXCELYTE™ TO ENERGY INDUSTRY

Company Continues to Make Progress in Western U.S.

LITTLE RIVER, S.C., April 10, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today released the following statement from President and Chief Executive Officer David R. LaVance:

“In the last few months, the company has made steady progress with its market strategy for our EcoTreatments™ products, specifically in the energy industry.  The expansion of the oil and gas industry in western states offers the most significant opportunity for us right now, particularly in the state of Utah.  Support for smart technologies and new methods for drilling and water processing has grown in the first quarter of 2014, in large part due to the ongoing drought conditions and threats to the nation’s water supply.  In a column for The Huffington Post, I shared my thoughts on some of the pressing issues and possible solutions for the water crisis.

We have been briefing local and state officials at the highest levels on our unique Excelyte™ product and have discussed with them the need to embrace a new approach to public-private partnerships to protect the environment.  The conversations have been positive and reinforce our belief that clean, non-toxic biocides will soon become a standard in well maintenance and oil and gas production.  Our team continues to work on creating additional avenues to expand the market’s awareness as to the benefits of using Excelyte as a biocide in oil and gas applications.

In the past quarter, IET has worked with exploration and production companies in Utah operating in the Uinta Basin to determine the efficacy of Excelyte in well maintenance applications and in the treatment of processed water.  In the Uinta Basin, those companies have identified two significant problems in existing wells:  persistence of bacteria and a proliferation of hydrogen sulfide.  We estimate that there are approximately 5,000 additional wells in the Uinta Basin that would benefit from the regular use of Excelyte as part of a well maintenance program.

IET estimates the market potential for a combination biocide and hydrogen sulfide scavenger used in well maintenance, well drilling and oil and gas production applications to exceed $50 million annually in Utah alone, and nationwide potential that could exceed $2.5 billion annually.  The growing concerns for conservation of water are causing oilfield operations to recycle water rather than to source new water for well drilling and oil and gas production operations.  This practice has a tendency to lead to cross-contamination of wells with bacteria – which may increase the presence of bacteria and hydrogen sulfide, creating a large opportunity for a non-toxic, effective biocide and hydrogen sulfide scavenger such as Excelyte that can minimize any cross-contamination issues related to bacteria.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™.  The company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name.  Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses.  The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers.  To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies
Thomas S. Gifford
tgifford@ietltd.net

Capitol Media Partners
Brad Chase
chase@capitolmediapartners.com